Schedule 9

COMPANY STOCKHOLDERS AGREEMENT

This COMPANY STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of June 2, 2016 by and among FP Resources USA Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (each a “Stockholder” and together, the “Stockholders”) of The First Marblehead Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery hereof, Parent, FP Resources Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Transitory Subsidiary”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), which provides for the merger (the “Merger”) of Transitory Subsidiary with and into the Company in accordance with its terms and subject to its conditions;

WHEREAS, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of each class of capital stock of the Company as is indicated on the signature page of this Agreement; and

WHEREAS, as a material inducement to the willingness of Parent and Transitory Subsidiary to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent and (severally with respect to himself and not the other Stockholder) each Stockholder herby agrees as follows:

1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into a futures or forward contract to deliver such security or entering into any other transaction that has the effect of either directly or indirectly pledging, encumbering or assigning such security.

(b) “James Foundation Matter” means any litigation concerning Robert James and the Robert and Ardis James Foundation and/or arising from any loans or advancement of funds made by Robert James and the Robert and Ardis James Foundation to purchase stock of the Company including but not limited to James Foundation, et al. v. Meyers, Superior Court Massachusetts, No. 08-1825 BLS2 and James Foundation, et al. v. Meyers, Supreme Judicial Court Massachusetts, No. SJC-11898, and all related litigation.

(c) “Shares” means, with respect to a Stockholder, (i) all shares of capital stock of the Company owned, beneficially or of record, by such Stockholder as of the date hereof, and (ii) all additional shares of capital stock of the Company acquired by such Stockholder, beneficially or of record, during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8).

(d) “Transfer” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge, hypothecation, or the grant, creation or suffrage of a Lien upon or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof.

2. Transfer and Voting Restrictions.

(a) At all times during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date (as such term is defined in Section 8), each Stockholder shall not, except in connection with the Merger, Transfer or suffer a Transfer of any of his Shares. Notwithstanding anything to the contrary in this Agreement, this Section 2(a) shall not prohibit a Transfer of Shares by a Stockholder (i) to any Person who is a family member of such Stockholder (as the term “family member” is defined by Form S-8 promulgated under the Securities Act (or any successor or comparable form)), (ii) upon the death of such Stockholder, (iii) that results from the withholding by the Company, or sale by such Stockholder, to the extent necessary to cover Taxes incurred upon the vesting of any Company Stock Unit of such Stockholder prior to the Expiration Date, or (iv) to any person or entity if and to the extent required by any non-consensual legal order, by divorce decree of similar law; provided, that a Transfer of any Shares by a Stockholder pursuant to clauses (i) or (ii) of this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing to be bound by all of the obligations of such Stockholder under this Agreement with respect to such Shares.

(b) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, neither Stockholder will knowingly or intentionally commit any act that would reasonably be expected to restrict or affect such Stockholder’s legal power, authority and right to vote any of his Shares. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, neither Stockholder shall enter into any voting agreement with any Person with respect to any of his Shares, grant any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of his Shares, deposit any of his Shares in a voting trust or otherwise enter into any agreement or arrangement with any Person limiting or affecting such Stockholder’s legal power, authority or right to vote any of his Shares in favor of the approval of the Proposed Transaction (as such term is defined in Section 3).

(c) In furtherance of this Agreement, and concurrently herewith, each Stockholder shall and hereby does authorize the Company or the Company’s counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of his Shares during the time this Agreement is in effect. At the request of Parent, each Stockholder shall cause to be provided to Parent evidence of such stop transfer order.

3. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder (in such Stockholder’s capacity as such) shall appear at the meeting or otherwise cause his Shares to be present thereat for purposes of establishing a quorum and, to the extent not voted by the Persons appointed as proxies pursuant to this Agreement, vote (i) in favor of the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby (collectively, the “Proposed Transaction”), (ii) against the approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction, and (iii) against any Acquisition Proposal or any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction. Notwithstanding the foregoing, nothing in this Agreement shall require a Stockholder to vote or otherwise consent to any amendment to the Merger Agreement or the taking of any action that would result in the amendment, modification or waiver of a provision therein, in any such case, in a manner that decreases the amount or changes the form of the Merger Consideration payable to such Stockholder taking into account any Exchange Agreement, dated as of the date of the Merger Agreement, as applicable. Except as expressly set forth in this Section 3(a), a Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of the Company.

(b) If a Stockholder is the beneficial owner, but not the record holder, of any of his Shares, such Stockholder agrees to take all actions necessary to cause the record holder and any nominees to vote all of his Shares in accordance with Section 3(a).

4. Grant of Irrevocable Proxy.

(a) Each Stockholder hereby irrevocably appoints, until the Expiration Date, Parent and each of its executive officers or other designees (the “Proxyholders”), as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), and grants to the Proxyholders full authority, for and in the name, place and stead of such Stockholder, to vote his Shares, to instruct nominees or record holders to vote his Shares, or grant a consent or approval in respect of his Shares solely in accordance with Section 3.

(b) Each Stockholder hereby revokes any proxies heretofore given by Stockholder in respect of his Shares and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein.

(c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL, and may under no circumstances be revoked. The irrevocable proxy granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy or incapacity of such Stockholder.

(d) The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above. Each Stockholder may vote his Shares on all other matters.

(e) Parent may terminate this proxy at any time by written notice to each Stockholder. Notwithstanding anything to the contrary in this Agreement, this proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 8.

5. Court Orders. The parties acknowledge and agree that, notwithstanding anything herein to the contrary, (i) no Stockholder shall have any obligation to take any action pursuant to this Agreement that would be in violation of any order of a court of competent jurisdiction (including but not limited to the James Foundation Matter) and (ii) no provision hereof shall be deemed to be breached by any Stockholder as a result of any restrictions or other terms of any order of a court of competent jurisdiction (including but not limited to the James Foundation Matter) applicable to such Stockholder.

6. Action in Stockholder Capacity Only. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of his Shares and not in such Stockholder’s capacity as a director or officer of the Company. Nothing herein shall limit or affect a Stockholder’s ability to act as a director or officer of the Company or prevent any Stockholder, in his capacity as an officer or a director of the Company, from engaging in any activity permitted pursuant to Section 6.1 of the Merger Agreement.

7. Representations and Warranties of Stockholder. Each Stockholder severally and not jointly hereby represents and warrants to Parent as follows:

(a)  (i) Except as set forth on Schedule A hereto, such Stockholder is the beneficial or record owner of the Shares indicated on the signature page of this Agreement free and clear of any and all Liens; and (ii) such Stockholder does not beneficially own any securities of the Company other than the Shares set forth on the signature page of this Agreement.

(b) As of the date hereof and for so long as this Agreement remains in effect (including as of the date of the Company Stockholders Meeting, which, for purposes of this Agreement, includes any adjournment or postponement thereof), except as otherwise provided in this Agreement, such Stockholder has full power and authority to (i) make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other Person (including any Governmental Entity), except for any such consent, approval or action that, individually or in the aggregate, would not materially impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement. Without limiting the generality of the foregoing, such Stockholder has not entered into any voting agreement (other than this Agreement) with any Person with respect to any of his Shares, granted any Person any proxy (revocable or irrevocable) or power of attorney with respect to any of his Shares, deposited any of his Shares in a voting trust or entered into any arrangement or agreement with any Person limiting or affecting such Stockholder’s legal power, authority or right to vote his Shares on any matter.

(c) This Agreement has been duly executed and delivered such Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (except to the extent that enforceability may be limited by the Bankruptcy and Equity Exception).

(d) The execution, delivery and performance of this Agreement by such Stockholder do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement.

8. Termination. This Agreement shall terminate and be of no further force or effect whatsoever as of (I) the earlier of (a) such date and time as the Merger Agreement shall have been validly terminated pursuant to the terms of Article VIII thereof or (b) the Effective Time or (II) with respect to any Stockholder, the election of such Stockholder following (a) any decrease in the price per Share payable pursuant to the Merger Agreement, (b) any change in form of consideration payable pursuant to the Merger Agreement or (c) the imposition of any conditions to the Merger not set forth in Article VII of the Merger Agreement (the “Expiration Date”); provided, however, that (i) Section 9 shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve a Stockholder from any liability for any material breach of this Agreement by such Stockholder prior to such termination. No Stockholder shall be liable for a breach by another Stockholder of any of his representations, warranties, covenants or agreements contained in this Agreement.

9. Miscellaneous Provisions.

(a) Amendments. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties.

(b) Extension of Time; Waivers. The parties may, to the extent permitted by applicable law, extend the time for the performance of any of the obligations or acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable law, waive compliance with any of the agreements of the other party contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile. All notices hereunder shall be delivered (x) if to Parent, to the address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and (y) if to a Stockholder, to such Stockholder’s address or facsimile number shown on the Stockholders’ signature page hereto. Any party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, electronic mail or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(d) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

(e) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

(f) Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder.

(g) Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

(h) Submission to Jurisdiction. Each of the parties (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(c). Nothing in this Section 9(h), however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

(i) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent without the consent of the Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, including a Stockholder’s estate and heirs upon the death of such Stockholder.

(j) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(k) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(n) Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(o) No Presumption Against Drafting Party. Each of Parent and the Stockholders acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(p) Attorneys’ Fees. In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

(q) Further Assurances. Each Stockholder hereby agrees that Parent may publish and disclose in any proxy materials (including all documents and schedules filed with the SEC), a Stockholder’s identity and ownership of his Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement with any filing made by Parent with the SEC relating to the Proposed Transaction. Each Stockholder agrees to notify Parent promptly of any additional Shares of which Stockholder becomes the record or beneficial owner after the date of this Agreement.

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Schedule 9

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first above written.

FP RESOURCES USA INC.

By:	/s/ Stan Spavold
Name: Stan Spavold
Title: Treasurer and Secretary

/s/ Daniel Meyers
Daniel Meyers

Address:
c/o The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, Massachusetts 02155
Attn: Daniel Meyers

Facsimile: (617) 638-2100

Shares Beneficially Owned by Stockholder:
981,286 shares of common stock, par value $0.01 per share

/s/ Seth Gelber
Seth Gelber

Address:
c/o The First Marblehead Corporation
One Cabot Road, Suite 200
Medford, Massachusetts 02155
Attn: Seth Gelber

Facsimile: (617) 638-2100

Shares Beneficially Owned by Stockholder:
93,116 shares of common stock, par value $0.01 per share

[Signature Page to Company Stockholders Agreement]